Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
ArQule, Inc.
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE

ARQULE PROVIDES UPDATE ON EARLY-STAGE PIPELINE

IND accepted for ARQ 621, Eg5 inhibitor;

Roche option to E2F activation program to terminate

Woburn, MA, December 19, 2008 – ArQule, Inc. (NASDAQ: ARQL) today provided an update on the status of two products in its early-stage product pipeline: ARQ 621, a selective inhibitor of the Eg5 kinesin motor protein, and ARQ 761, an activator of the E2F biological pathway.

The U.S. FDA has accepted an Investigational New Drug application (IND) for ARQ 621, and the Company plans to initiate a Phase 1 clinical trial with this compound in 2009.  ARQ 621 has been shown pre-clinically to potently and selectively inhibit Eg5 and to induce cell death across multiple human cancer cell lines in vitro and in vivo, while being non-toxic to bone marrow cells in animal models.

With respect to ARQ 761, a second generation compound in its E2F program, the Company’s partner, Roche, has notified the Company that it does not intend to exercise its option to license the program, and hence Roche’s rights to develop and commercialize candidates under the agreement will terminate as of the end of the year.

“In addition to our lead product, ARQ 197, which is in Phase 2 clinical trials, our assets now include two products with accepted INDs and a pipeline of earlier pre-clinical candidates, some of which are derived from our selective kinase inhibitor discovery platform,” said Paolo Pucci, chief executive officer of ArQule.  “We have begun to prioritize this portfolio of assets, and we will be exploring all options, including partnering, to advance selected products cost-effectively along the development pathway.”

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead product, which is in clinical-stage development, is ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase.  Additional programs are focused on compounds that inhibit the Eg5 kinesin spindle protein and the BRAF kinase.  ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate), an energy source for cells.

This press release contains forward-looking statements regarding the Company’s clinical trials with ARQ 621 and ARQ 761.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 621 and ARQ 761 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 621 is subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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